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                                                                   EXHIBIT 99.1.


        IMAGINON COMMON STOCK DELISTED FROM THE NASDAQ SMALL CAP MARKET

   Citing operating losses, ImaginOn's auditors may include a going concern explanatory paragraph in their independent auditors' report

     SAN CARLOS, CALIFORNIA, February 22, 2000 -- ImaginOn, Inc. (NASDAQ: IMON) (www.imaginon.com) received notice on February 21, 2001 from Nasdaq that its common stock will be delisted from the Nasdaq Stock Market effective with the open of business today. Citing the Company's failure to maintain the minimum bid price of $1.00 and to meet the net tangible assets/market capitalization/net income requirements, the Nasdaq Listing Qualifications Panel determined that ImaginOn's common stock could not gain compliance with the requirements for continued inclusion on the Nasdaq SmallCap Market. ImaginOn's common stock is available for quotation on the OTC Bulletin Board.

     ImaginOn has incurred operating losses in 1999 and 2000 due to, among other factors, expenditures incurred for development of its products and efforts to gain market acceptance for its products. These losses have caused ImaginOn to operate with limited liquidity and have raised substantial doubt about ImaginOn's ability to continue as a going concern. As a result, ImaginOn's auditors have indicated that they may be required to add an explanatory paragraph describing this uncertainty to their independent auditors' report on ImaginOn's 2000 consolidated financial statements to be included with ImaginOn's annual report on Form 10-KSB for the year ended December 31, 2000.

     Management plans to address its liquidity and operating loss concerns by raising additional equity capital through private placements. Management is also considering the sale of a portion of its wholly owned subsidiary, Wireless Web Data, Inc. Given the current market price of the common stock, the sale of ImaginOn's securities at this time could be substantially dilutive to its current shareholders. ImaginOn intends to continue the development and marketing of its products.

     ImaginOn, Inc. is an information technology company focused on developing and marketing broadband Internet television products. ImaginVideo(TM), ImaginOn's lead product, is a turnkey package that enables any Web site to present an interactive Internet television console within a standard browser window on any computer that has a high bandwidth Internet connection. The company's objective is to sell interactive Internet TV video servers and software to anyone and everyone who wants to communicate, entertain, inform, educate or promote e-commerce in a new way for a new era of global communications.

  ImaginVideo is a trademark of ImaginOn and is protected under U.S. Patents.

Except for the historical information presented herein, the matters set froth in this press release are forward-looking statements within the meaning of the "safe-harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of ImaginOn to obtain additional financing or sufficient financing to continue its operations,
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acceptance of ImaginOn software by developers and users, successful development of competitive software to ImaginOn's, and competitive pricing pressures for ImaginOn software and services. In addition, other risks are detailed in the company's periodic reports filed with the Securities and Exchange Commission and in its Form S-3 registration statement declared effective by the Securities and Exchange Commission on February 16, 2001. These forward-looking statements speak only as of the date hereof. ImaginOn disclaims any intent or obligation to update these forward-looking statements.